UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)            June 17, 2016

EBIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-15946	77-0021975
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1 Ebix Way Johns Creek, Georgia	30097
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code     (678) 281-2020

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry Into a Material Definitive Agreement
On June 17, 2016, Ebix, Inc. (the “Company”) and certain of its subsidiaries entered into the Second Amendment (the “Second Amendment”) to the Regions Secured Credit Facility (the “Credit Agreement”), dated August 5, 2014, among the Company, Regions Financial Corporation as Administrative and Collateral Agent (“Regions”), with Regions, MUFG Union Bank N.A., TD Bank N.A., Silicon Valley Bank, Fifth Third Bank, PNC Bank, BMO Harris Bank, KeyBank, HSBC Bank, Cadence Bank, and Trustmark Bank as joint lenders.

A copy of this Second Amendment is attached as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference in its entirety. The Second Amendment amends the Credit Agreement by increasing the total credit facility to $400 million from the prior amount of $240 million, and expands the syndicated bank group to eleven participants by adding six new particpants which includes PNC Bank, BMO Harris Bank, KeyBank, HSBC Bank, Cadence Bank, and Trustmark Bank. The amended credit facility now consists of a 5-year revolving credit component in the amount of $275 million, and a 5-year term loan component in the amount of $125 million. The credit facility carries a leverage-based Libor related interest rate, which currently stands at approximately 2.25%. Below are the amended Lenders, Commitment Amounts and Commitment Percentages:

Lender	Lending Commitment	Commitment Percentage
Regions	$62,500,000	15.63%
TD Bank	$52,500,000	13.13%
PNC	$52,500,000	13.13%
BMO Harris Bank	$37,500,000	9.38%
KeyBank	$37,500,000	9.38%
MUFG Union Bank	$37,500,000	9.38%
HSBC	$30,000,000	7.50%
Silicon Valley Bank	$30,000,000	7.50%
Fifth Tird Bank	$30,000,000	7.50%
Cadence Bank	$20,000,000	5.00%
Trustmark National Bank	$10,000,000	2.50%
Total	$400,000,000	100%

On June 20, 2016 the Company issued a press release announcing the details of this Second Amendment to the subject Credit Agreement. A copy of this press release is being filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01 - Exhibits
Exhibits

10.1
Amendment No.2 dated June 17, 2016 to the Credit Agreement dated as of August 5, 2014, entered into by and among Ebix, Inc., as Borrower, certain subsidiaries of the Company from time to time party thereto, as Guarantors, Regions Bank, as Administrative Agent and Collateral Agent, and the lenders from time to time party thereto.

99.1     Press Release, dated June 20, 2016, issued by Ebix, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EBIX, INC.

By:	/s/ Robert Kerris
Name:	Robert Kerris
Title:	EVP, Chief Financial Officer & Corporate Secretary

Dated: June 22, 2016